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                                                                     Exhibit 4.2

July 24, 2002


Mr. Dean Praskach
Allin Corporation
381 Mansfield Ave., Suite 400
Pittsburgh, PA 15220



Dear Dean:

      I am pleased to inform you that S & T Bank (hereinafter the "Bank") has approved a $5,000,000 financing request for Allin Corporation (hereinafter the "Borrower"). This offer is subject to the terms and conditions in the documents signed by the parties to evidence the loan transaction and includes, but is not limited to, the following terms and conditions:

Borrower:              Allin Corporation
                       Allin Corporation of California
                       Allin Consulting of Pennsylvania. Inc.
                       Allin Interactive Corporation
                       Allin Digital Imaging Corp.
                       Allin Network Products, Inc.
                       Allin Holdings Corporation

Amount:                $5,000,000 (current balance $0)

Rate:                  S&T Bank Prime + 1

Repayment:             Interest monthly

Maturity Date:         9/30/03

Security:              1/st/ lien UCC-1's filed on all business assets.

Purpose: To reaffirm the subject's existing $5,000,000 asset-based line of credit

Conditions:            1.  Annual CPA audited financial statements on the
                           borrower.
                       1.  Monthly consolidated management prepared financial
                           Statements on the borrower.
                       2.  Hazard insurance on the collateral with S&T named as
                           loss payee.
                       3.  Borrowing base certificate with each advance.
                       4.  Advances limited to 80% of eligible accounts
                           receivable (0-60 days from date of invoice).
                       5.  Monthly accounts aging schedule.
                       6.  Minimum cash flow coverage ratio of 1.0 to 1.0.
                       7.  Lockbox.
                       8.  The borrower will reimburse the Bank for all expenses
                           in connection with the documentation, closing and collection of this loan.
                       9.  Borrower shall further provide any additional
                           information that the Bank shall reasonably request.
                       10. Contingent upon receipt of an executed commitment
                           letter and appropriate loan documents as determined by the Bank.

          The Borrower agrees to execute and deliver such instruments, documents, certificates, opinions, assurances, and actions as the Bank may request, to effect the purpose of the transaction described in this commitment letter. The Bank's obligation to make the loan shall be subject to receipt by the Bank of properly executed documents in form and substance satisfactory to the Bank and Bank's counsel. All proceedings, agreements, instruments, documents, and other matters relating to the making of the loan, and all other transactions herein contemplated, shall be satisfactory to the Bank and to Bank's counsel. While our mutual efforts will be directed toward the closing of this transaction, we may require that the transaction be restructured or otherwise modified.

          This commitment is issued in reliance on, and the validity and binding effect of this commitment shall be subject to, the accuracy of all information, representations, schedules, and other materials or data submitted by the Borrower on the Borrower's financial standing and the other information submitted by the

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     Borrower to the Bank and in reliance on the Borrower's statements as to the value of the Collateral and its intended usage, all of which is deemed material. Any misrepresentation of a material fact, whether intentional or otherwise, made prior to issuance of this commitment or any change of any material fact (in the business, assets, operations, or conditions, financial or otherwise, of Borrower and/or any other party guarantying or pledging collateral on behalf of the Borrower) after the issuance hereof shall, at the Bank's sole option, render this commitment void without further notice to the Borrower. In such event, the Bank, at its sole option, may elect not to close the loan.

          If the terms of this loan are satisfactory, please sign, date and return the enclosed copy of this letter in the envelope provided. This commitment is effective for thirty (30) days from the date of this letter. This offer will expire if we have not closed the loan within ninety (90) days of the commitment letter date. If you have any questions or desire clarification on the conditions, please give me a call at (724) 465-1430.

          This commitment cannot be assigned to any other party without the express written consent of S&T Bank.

          I appreciate the opportunity to be of service to you and look forward to a mutually beneficial relationship.

                                            Sincerely,

                                            /s/ David G. Antolik
                                            --------------------
                                            David G. Antolik
                                            Senior Vice President

     DGA/mfc

          Agreed to this 6th day of August, 2002 with the intent of being legally bound; the undersigned hereby accepts the foregoing Commitment and agrees to the terms and conditions here.

                                            Allin Corporation

                                            By: /s/ Dean C. Praskach
                                               ---------------------
                                             Dean C. Praskach, V.P./Finance
                                             Secretary & Treasurer